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    WORLD MONITOR TRUST II--
    SERIES F
    MONTHLY REPORT/
    APRIL 28, 2000

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         WORLD MONITOR TRUST II--SERIES F
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from April 1, 2000 to April 28, 2000 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of April 28, 2000 was $97.08, a decrease of 2.12% from the March 31, 2000 value of $99.18. The year-to-date return for Series F, which commenced trading March 1, 2000, was a decrease of 2.92% as of April 28, 2000.

The estimated net asset value per interest as of May 17, 2000 was $99.44. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti
          --------------------------
          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
------------------------------------------------------
For the period from April 1, 2000 to April 28, 2000
Revenues:
Realized loss on commodity
  transactions............................   $ (80,061)
Change in unrealized commodity
  positions...............................     (20,361)
Interest income...........................      24,826
                                             ---------
                                               (75,596)
                                             ---------
Expenses:
Commissions...............................      26,321
Management fee............................       8,785
Other transaction fees....................       3,345
Other expenses............................       6,608
                                             ---------
                                                45,059
                                             ---------
Net loss..................................   $(120,655)
                                             ---------
                                             ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------
For the period from April 1, 2000 to April 28, 2000

                                                  Per
                                     Total      Interest
                                   ----------   --------
Net asset value at beginning of
  period (56,373.449
  interests).....................  $5,590,868   $  99.18
Additional contributions.........     436,000
Net loss.........................    (120,655)
Redemptions......................     (22,566)
                                   ----------
Net asset value at end of
  period (60,604.620
  interests).....................  $5,883,647      97.08
                                   ----------
                                   ----------
Change in net asset
  value per interest.........................   $  (2.10)
                                                --------
                                                --------
Percentage change............................      (2.12)%
                                                --------
                                                --------

------------------------------------------------------

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 --------------------------
                                 by: Barbara J. Brooks
                                Chief Financial Officer

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